Exhibit (17)(b)





FIRST PACIFIC MUTUAL FUND, INC.                             PROSPECTUS DATED
2756 WOODLAWN DRIVE, #6-201                                 FEBRUARY 1, 2007
HONOLULU, HAWAII  96822-1856


HAWAII MUNICIPAL FUND INVESTOR CLASS
HAWAII INTERMEDIATE FUND INVESTOR CLASS






                               TABLE OF CONTENTS
INVESTMENT OBJECTIVES..........................................................1
INVESTMENT STRATEGY............................................................2
RISKS..........................................................................2
AVERAGE ANNUAL TOTAL RETURNS ..................................................4
RISK RETURN SUMMARY:  FEE TABLE................................................6
FINANCIAL HIGHLIGHTS...........................................................7
OTHER INVESTMENT PRACTICES.....................................................8
INVESTMENT MANAGER.............................................................9
PORTFOLIO MANAGER..............................................................9
FUND PRICING...................................................................9
PURCHASING FUND SHARES........................................................10
REDEEMING AND EXCHANGING FUND SHARES..........................................11
DISTRIBUTIONS, CAPITAL GAINS AND TAX CONSEQUENCES.............................12
DISTRIBUTION ARRANGEMENTS.....................................................14

These securities have not been approved or disapproved by the Securities and Exchange Commission ("Commission") nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.











                       INVESTMENT OBJECTIVES
	The investment objective of the Hawaii Municipal Fund and Hawaii Intermediate Fund (each, a "Fund," and together, the "Funds") of First Pacific Mutual Fund, Inc. ("Company") is to provide a high level of current income exempt from federal and Hawaii state income taxes, consistent with preservation of capital and prudent investment management. This investment objective cannot be changed without shareholder approval.

	Municipal securities are debt obligations issued by or on behalf of the government of states, territories or possessions of the United States, the District of Columbia and their political subdivisions, agencies and instrumentalities, the interest on which is generally exempt from federal income tax.

	The two principal classifications of municipal securities are general obligation and revenue bonds. General obligation bonds are secured by the issuer's pledge of its faith, credit and taxing power for the payment of principal and interest. Revenue bonds are usually payable only from the revenue derived from a particular facility or class of facilities, or in some cases, from the proceeds of a special excise tax or other specific revenue source.

                          INVESTMENT STRATEGY
	Each Fund will primarily invest its assets in a varied portfolio of investment grade municipal securities issued by or on behalf of the State of Hawaii or any of its political subdivisions. The interest on these securities is exempt from federal and State of Hawaii income taxes in the opinion of bond counsel or other counsel to the issuer of these securities. Each Fund will invest, under normal circumstances, at least 80% of the Fund's net assets in these municipal securities.

[Bullet]  Maturity Range
	Hawaii Municipal Fund invests in municipal bonds with a maturity of up to 40 years and an average expected maturity of 10 - 25 years.
	Hawaii Intermediate Fund invests in municipal bonds with an average portfolio maturity of 3 - 10 years.

Each Fund will pursue these investment strategies:

[Bullet] Credit Quality
	At least 90% of a Fund's assets will be invested in municipal securities within the four highest credit quality ratings assigned by Standard & Poor's Ratings Services (AAA, AA, A, BBB) or Moody's Investors Service (Aaa, Aa, A,
Baa), or in unrated municipal securities judged by the investment manager to be of comparable quality.

[Bullet] Concentration
	More than 25% of a Fund's assets may be invested in a particular segment of the municipal bond market. Developments affecting a particular segment could have a significant effect on Fund performance.

[Bullet] Risk Management
	Each Fund will consist of different types of municipal issuers in order to reduce the impact of any loss on a particular security.

[Bullet] Downgrade Policy
	Downgraded bonds will be subject to review. Based upon the review, a Fund will elect to hold or sell the downgraded bond.


                                   RISKS
General Risk
	There is no guarantee that each Fund's investment objective will be met. Each Fund's yield, share price and investment return can fluctuate so you may receive more or less than your original investment upon redemption. Loss of money is a risk of investing in a Fund. Investing in either Fund subjects you to other risks, including:

Interest Rate Risk
	The net asset value of each Fund may change as interest rates fluctuate. When interest rates increase, the net asset value could decline. When interest rates decline, the net asset value could increase. When interest rates change, intermediate term bonds generally have less market fluctuation than long-term bonds.

Credit Risk
	Credit risk is the ability of municipal issuers to meet their payment obligations.

Hawaii Securities
	The Funds primarily invest in obligations of issuers located in Hawaii. The marketability and market value of these obligations may be affected by certain changes in Hawaiian constitutional provisions, legislative measures, executive orders, administrative regulations and voter initiatives.

	All Hawaiian governmental activities are the responsibility of the state. This concentration adds to the state's high level of debt. However, the State General Fund has operated within planned deficits or with ending fund balances since December 1962.

Concentration Risk
	The Funds are subject to the additional risk that they concentrate their investments in instruments issued by or on behalf of the State of Hawaii. Due to the level of investment in municipal obligations issued by the State of Hawaii and its political subdivisions, the performance of the Funds will be closely tied to the economic and political conditions in the State of Hawaii. Therefore, an investment in a Fund may be riskier than an investment in other types of municipal bond funds.

Non-Diversified, Open End Management Investment Company
	Each Fund is non-diversified and their assets may be invested in fewer issuers than a diversified fund. If the value of portfolio securities changes, a Fund's net asset value may increase or decrease more rapidly than a diversified fund.

Tax Laws
	Proposals have been introduced before Congress that would have the effect of reducing or eliminating the federal tax exemption on income derived from municipal securities. If such a proposal were enacted, the ability of each Fund to pay tax-exempt interest dividends might be adversely affected.

	Additional information about each Fund's investments and risks can be found in the Statement of Additional Information ("SAI").


	A description of the Fund's policies and procedures with respect to the disclosure of the Fund's portfolio securities is available in the Fund's SAI and on the Funds' website, www.leehawaii.com.



                           HAWAII MUNICIPAL FUND

                       AVERAGE ANNUAL TOTAL RETURNS
	The bar chart and table shown below provide some indication of the risks of investing in the Investor Class of the Hawaii Municipal Fund. The information in the bar chart shows the year to year changes in the Fund's performance. The table compares the Fund's average annual returns with the Lehman Muni Bond Index, which measures yield, price and total return for long term municipal bonds. The Lehman Muni Bond Index is a rule-based and market-value-weighted index of the tax-exempt bond market. The bar chart and table assume reinvestment of dividends and distributions. Past performance (before and after taxes) is not indicative of future performance.

Year by Year Total Return as of 12/31 each year (%):

[bar graph omitted] plot points as follows:

1997	7.10
1998	4.88
1999	-1.95
2000	8.53
2001	4.30
2002	8.24
2003	5.40
2004	3.79
2005	2.29
2006	3.87

Best Quarter		3rd Quarter 2002	 4.46%
Worst Quarter		2nd Quarter 2004	-1.75%

Average Annual Total Returns for the periods ended December 31, 2006
                                         1 Year      5 Years    10 Years
Return Before Taxes                       3.87%       4.70%       4.60%
Return After Taxes on Distributions       3.86%       4.68%       4.59%
Return After Taxes on Distributions       3.79%       4.61%       4.58%
   and Sale of Fund Shares
Lehman Muni Bond Index                    4.84%       5.53%       5.76%
(reflects no deduction for fees, expenses or taxes)


After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown.




                        HAWAII INTERMEDIATE FUND

                      AVERAGE ANNUAL TOTAL RETURNS
       The bar chart and table shown below provide some indication of the risks of investing in the Investor Class of the Hawaii Intermediate Fund. The information in the bar chart shows the year to year changes in the Fund's performance. The table compares the Fund's average annual returns with the Lehman Muni Bond Index, which measures yield, price and total return for long term municipal bonds. The Lehman Muni Bond Index is a rule-based and market-value-weighted index of the tax-exempt bond market. The bar chart and table assume reinvestment of dividends and distributions. Past performance (before and after taxes) is not indicative of future performance.

Year by Year Total Return as of 12/31 each year (%):
[bar graph omitted] plot points as follows:

1997	4.82
1998	4.67
1999	0.97
2000	5.82
2001	5.09
2002	5.57
2003	3.30
2004	2.96
2005	1.21
2006	2.73

Best Quarter		3rd Quarter 2002	   2.68%
Worst Quarter		2nd Quarter 2004	  -1.56%

Average Annual Total Returns for the periods ended December 31, 2006

                                         1 Year      5 Years   10 Years
Return Before Taxes                       2.73%       3.14%      3.70%
Return After Taxes on Distributions       2.73%       3.14%      3.69%
Return After Taxes on Distributions       2.80%       3.13%      3.69%
   and Sale of Fund Shares
Lehman Muni Bond Index                    4.84%       5.53%      5.76%
(reflects no deduction for fees, expenses or taxes)


After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown.









                   RISK RETURN SUMMARY:  FEE TABLE
                 HAWAII MUNICIPAL FUND INVESTOR CLASS

This table describes the fees and expenses that you may pay if you buy and hold Investor Class shares of the Hawaii Municipal Fund.


Shareholder Fees (fees paid directly from your investments)		NONE
	Shares are offered for investment without any sales charges.

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
Management Fees                                       0.50%
Distribution (12b-1) Fees                             0.15%
Other Expenses1                                       0.39%
                                                      -----
     Total Annual Fund Operating Expenses             1.04%
                                                      =====

1"Other Expenses" include shareholder servicing fees, which are 0.10% of total net assets.

       The Fund's distribution plan allows the Investor Class to spend up to 0.25% per year of its average daily net assets in connection with the activities to distribute its shares. For the fiscal year ended September 30, 2006, 0.15% of this class' average daily net assets were spent on distribution fees. The Fund also has arrangements with its custodian bank to reduce fees through custodian arrangements. Such credits may cease at any time. Custody credits reduced Total Annual Fund Operating Expenses from 1.04% to 0.90%.

EXAMPLE
       This example is intended to help compare the cost of investing in this class of the Fund with the cost of investing in other mutual funds. The example assumes an investment of $10,000 in the Fund for the time periods indicated, and a redemption of all shares at the end of those periods. The example also assumes the investment has a 5% return each year and that the Fund's operating expenses remain the same. Although actual costs may be higher or lower, based on these assumptions costs would be:

            1 year       3 years       5 years       10 years
             $106          $331          $574         $1,271

















                  RISK RETURN SUMMARY:  FEE TABLE
               HAWAII INTERMEDIATE FUND INVESTOR CLASS

This table describes the fees and expenses that you may pay if you buy and hold Investor Class shares of the Hawaii Intermediate Fund.


Shareholder Fees (fees paid directly from your investments)		NONE
	Shares are offered for investment without any sales charges.

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)
Management Fees                                       0.50%
Distribution (12b-1) Fees                             0.00%
Other Expenses                                        0.36%
                                                      -----
     Total Annual Fund Operating Expenses             0.86%
                                                      =====

       The Fund's distribution plan allows the Investor Class to spend up to 0.25% per year of its average daily net assets in connection with activities to distribute its shares. For the fiscal year ended September 30, 2006, the Fund did not expense any distribution fees.

       The Investment Manager has agreed to waive a portion of its management fee. This 0.10% waiver is voluntary and can be modified or terminated at any time. In addition, the Fund has arrangements with its custodian bank to reduce fees through custodian arrangements. Such credits reduced Total Annual Operating Expenses 0.13% but may cease at any time. As a result of these management fee waivers and custody credits, Total Annual Fund Operating Expenses are 0.63%.

EXAMPLE
       This example is intended to help compare the cost of investing in this class of the Fund with the cost of investing in other mutual funds. The example assumes an investment of $10,000 in the Fund for the time periods indicated, and a redemption of all shares at the end of those periods. The example also assumes the investment has a 5% return each year and that the Fund's operating expenses remain the same. Although actual costs may be higher or lower, based on these assumptions costs would be:

            1 year       3 years       5 years       10 years
             $88          $274          $477         $1,061














                           FINANCIAL HIGHLIGHTS
	The financial highlights table is intended to help investors understand each Fund's financial performance for the past 5 years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in a Fund (assuming reinvestment of all dividends and distributions). This information has been audited by Tait, Weller & Baker LLP, Independent Registered Public Accounting Firm, whose report, along with the Fund's financial statements, are included in the Annual Report, which is available upon request.

			   Hawaii Municipal Fund Investor Class

Years Ended September 30,             2006     2005     2004     2003    2002(c)
Net asset value
 Beginning of year	              $11.10   $11.21	  $11.22   $11.25  $10.89

Income from investment operations
 Net investment income                   .40      .41      .47      .47     .48
 Net gain (loss) on securities
  (both realized and unrealized)        (.02)    (.09)       -     (.03)    .36
  Total from investment operations       .39      .32      .47      .44     .84

Less distributions
 Dividends from net investment income   (.40)	 (.41)    (.47)    (.47)   (.48)
 Distributions from capital gains       (.04)    (.02)    (.01)       - *     -
    Total distributions                 (.44)    (.43)    (.48)    (.47)   (.48)

 End of Year                          $11.04   $11.10   $11.21   $11.22  $11.25

Total Return	                      3.52%	 2.84%     4.03%   3.98%   7.98%

Ratios/Supplemental Data
 Net assets, end of year(in 000's)$151,852 $150,505 $142,680 $141,838 $134,980
 Ratio of expenses to average net assets
  Before expense reimbursements      1.04%     .98%     1.00%   1.01%   1.02%
  After expense reimbursements       1.04%(a)  .98%(a)  1.00%(a)1.01%(a)1.02%(a)

 Ratio of net investment income to average net assets
  Before expense reimbursements      3.64%    3.55%     3.98%   4.22%   4.42%
  After expense reimbursements       3.64%    3.55%     3.98%   4.22%   4.42%

Portfolio Turnover Rate	            22.17%   26.82%	 10.53%  16.40%  13.06%




                    Hawaii Intermediate Fund Investor Class

Years Ended September 30,             2006     2005     2004     2003    2002
Net asset value
 Beginning of year                     $5.18   $5.22   $5.26   $5.27   $5.17

Income from investment operations
 Net investment income                   .16     .15     .15     .15     .16
 Net gain (loss) on securities
 (both realized and unrealized)         (.03)   (.04)   (.04)   (.01)    .10
  Total from investment operations       .13    .11      .11     .14     .26

Less distributions
 Dividends from net investment income   (.16)  (.15)    (.15)   (.15)   (.16)
 Distributions from capital gains          -      -        -       -       -
    Total distributions                 (.16)  (.15)    (.15)   (.15)   (.16)

  End of Year                          $5.15  $5.18    $5.22   $5.26   $5.27

Total Return                            2.49%  2.15%    2.21%   2.72%   5.26%

Ratios/Supplemental Data
 Net assets, end of year(in 000's)    $9,030 $10,154   $8,973   $7,647  $6,345
 Ratio of expenses to average net assets
  Before expense reimbursements       .86%     .83%      .82%    .96%    .84%
  After expense reimbursements        .76%(b)  .73%(b)   .72%(b) .73%(b) .74%(b)

 Ratio of net investment income to average net assets
  Before expense reimbursements      2.81%    2.74%     2.84%   2.61%   3.15%
  After expense reimbursements       2.91%    2.90%     2.94%   2.86%   3.15%

Portfolio Turnover Rate	             1.13%   15.72%	 13.96%  20.02%  18.29%


(a)	Ratios of expenses to average net assets after the reduction of custodian
	fees and other expenses under a custodian arrangement were .90%, .94%,
	.98%,	.99%, and .96%, for the years ended September 30, 2006, 2005, 2004,
	2003, and 2002, respectively.
(b)	Ratios of expenses to average net assets after the reduction of custodian
	fees and other expenses under a custodian arrangement were .63%, .68%,
	.70%, .71%, and .69%, for the years ended September 30, 2006, 2005, 2004,
	2003, and 2002, respectively.
(c)	As required, effective October 1, 2001, the Fund has adopted the
	provisions of the AICPA Audit and Accounting Guide for Investment
	Companies and began amortizing market discount on debt securities.  Had
	the Fund not amortized market discount as an adjustment to interest
	income, the net investment income to average net assets would have been
	4.38%.
*	Less than $.01 per share.













                        OTHER INVESTMENT PRACTICES
	Each Fund's investments are subject to other limitations described in the SAI. Each Fund may:

[Bullet]   Hedge its portfolio partially or fully against market value changes, by buying or selling financial futures contracts and options thereon, such as municipal bond index future contracts and the related put or call options contracts on such index futures.

[Bullet]   Engage in "when-issued" or "delayed delivery" transactions.
Yields generally available on municipal securities when delivery occurs may be higher or lower than yields on securities obtained in the transactions.

[Bullet]    Enter into reverse repurchase agreements, under which a Fund sells securities and agrees to repurchase them at an agreed upon time and at an agreed upon price. These transactions are treated as a borrowing by the Fund.

[Bullet]   Purchase bonds whose interest is treated as an item of tax preference for purposes of determining federal alternative minimum tax liability.

       During periods of adverse market conditions each Fund may not achieve its investment objective. For temporary defensive purposes, including when
Hawaiian tax-exempt securities are unavailable, each Fund may invest in money market instruments. The interest on these instruments may be subject to federal or state income taxes.

                            INVESTMENT MANAGER
	The Investment Manager for each Fund is Lee Financial Group Inc. ("Lee Financial"), 2756 Woodlawn Drive, #6-201, Honolulu, HI 96822. Lee Financial was founded in 1988 and currently manages over $160 million for two tax-exempt funds. Lee Financial is responsible for: investing the assets of each Fund, providing investment research, administering each Fund's daily business affairs, continuous review and analysis of state and local economic conditions and trends, and evaluating each portfolio and overseeing its performance. As compensation for the services provided by Lee Financial, the Hawaii Municipal Fund paid Lee Financial 0.50 of one percent (0.50%) of its average daily net assets for the most recent fiscal year and the Hawaii Intermediate Fund paid Lee Financial 0.40 of one percent (0.40%) of its average daily net assets for the most recent fiscal year. The Hawaii Intermediate Fund is contractually obligated to pay Lee Financial 0.50 of one percent (0.50%) of its average daily net assets for the most recent fiscal year; however, the Investment Manager voluntarily agreed to waive 0.10 of one percent (0.10%) of its average daily net assets. This waiver can be modified or terminated at any time. A discussion regarding the basis for the Board of Directors approving the investment management contract of the Fund is available in the Fund's September 30, 2006 Annual Report to shareholders.

                                PORTFOLIO MANAGER
	Louis F. D'Avanzo is the portfolio manager of each Fund. Mr. D'Avanzo has managed the Hawaii Municipal Fund since August 1991 and the Hawaii Intermediate Fund since July 1994. He has been employed by Lee Financial since July 1989. Mr. D'Avanzo has a BA in Economics from Tufts University. The SAI provides additional information about the portfolio manager's compensation, other accounts managed by the portfolio manager, and the portfolio manager's ownership of shares in each Fund.

                                 FUND PRICING
	The net asset value per share for each Fund is determined by calculating the total value of each Fund's assets, deducting its total liabilities and dividing the result by the number of shares outstanding. The net asset value is computed once daily as of the close of regular trading on the New York Stock Exchange (generally 4:00 pm EST). Fund shares will not be priced on the days on which the New York Stock Exchange is closed.

	Each Fund's shares are valued by using market quotations, prices provided by market makers or estimates of market values obtained from yield data from securities with similar characteristics in accordance with procedures established in good faith by the Board of Directors of the Company. When events occur which may affect the accuracy of available quotations for the Funds' investments, the Funds may use fair value pricing procedures approved by the Board. The price determined by a Fund in such circumstances may differ from values assigned to securities elsewhere in the marketplace.

                        PURCHASING FUND SHARES
	Shares are distributed through First Pacific Securities, Inc., 2756 Woodlawn Drive, #6-201, Honolulu, HI 96822 or from members of the National Association of Securities Dealers who have dealer agreements with First Pacific Securities, Inc. If an order is placed with a broker-dealer, the broker-dealer is responsible for promptly transmitting the order to the Fund.

	In order to establish a new account, a completed application should accompany an investment in a Fund. Purchases can be made by submitting a check or wiring funds. Checks must be made payable to the Fund(s) being purchased; "Hawaii Municipal Fund" and/or "Hawaii Intermediate Fund." New account applications and additional investments can be mailed to: First Pacific Securities, Inc., 2756 Woodlawn Drive, #6-201, Honolulu, HI 96822.

	First Pacific Recordkeeping, Inc. performs bookkeeping, data processing and administrative services related to the maintenance of shareholder accounts.

	Each Fund is offered for investment on a no-load basis, meaning investors do not pay any sales charges. The minimum initial investment to open an account is $10,000.00. The minimum subsequent investment is $100.00. This requirement may be waived under certain circumstances. For subsequent investments, shareholders should include their Fund account number on the check.

	From time to time, the Investment Manager and its affiliates pay, from their own resources, a fee to financial institutions that generate purchase orders. These fees are described in the SAI.

	Purchases received by the close of the New York Stock Exchange (generally 4:00 pm EST) are confirmed at that day's net asset value. Purchases received after the close of the New York Stock Exchange are confirmed at the net asset value determined on the next business day. Should an order to purchase shares be canceled because an investor's check does not clear, the investor will be responsible for any resulting losses or fees incurred in that transaction.
First Pacific Securities, Inc. reserves the right to accept or reject any purchase.

Customer Identification Program
	Federal law requires the Company to obtain, verify and record identifying information, which may include the name, residential or business street address, date of birth (for an individual), social security or taxpayer identification number or other identifying information for each investor who opens or reopens an account with the Company. Applications without the required information, or without any indication that a social security or taxpayer identification number has been applied for, may not be accepted.
After acceptance, to the extent permitted by applicable law or its customer identification program, the Company reserves the right (a) to place limits on transactions in any account until the identity of the investor is verified; or
(b) to refuse an investment in a Company portfolio or to involuntarily redeem an investor's shares and close an account in the event that an investor's identity is not verified. The Company and its agents will not be responsible for any loss in an investor's account resulting from the investor's delay in providing all required identifying information or from closing an account and redeeming an investor's shares when an investor's identity cannot be verified.

Automatic Investment Plan
	Shareholders can arrange to make additional monthly purchases, automatically, through electronic funds transfer from their financial institutions. A minimum investment of $100.00 each month is required for participation in the plan.

Service Agents
	Shares of each Fund may be purchased by customers of service agents such as broker-dealers or other financial intermediaries which have established a shareholder servicing relationship with their customers ("Service Agents"). Service Agents will be allowed to place telephone purchase and redemption orders. Service Agents may impose additional or different conditions on purchases and redemptions of Fund shares and may charge transaction or other account fees. Service Agents are responsible to their customers and the Fund for timely transmission of all subscription and redemption requests, investment information, documentation and money.

	Each Fund relies upon the integrity of the Service Agents to ensure that orders are timely and properly submitted. A Fund cannot assure you that Service Agents properly submitted to it all purchase and redemption orders received from the Service Agent's customers before the time for determination of the Fund's net asset value in order to obtain that day's price.

                    REDEEMING AND EXCHANGING FUND SHARES
	Telephone redemption privileges are automatically established on accounts unless written notification is submitted stating that this privilege is not requested. Telephone redemptions are not allowed if stock certificates are held for shares being redeemed. Redemptions will be processed but proceeds may be delayed until checks received for the purchase of shares have cleared.

	The redemption price of shares is based on the next calculation of the net asset value after the order is placed. There are no sales charges or fees for redeeming shares. Redemptions may be suspended when the New York Stock Exchange is closed (other than customary weekend and holiday closings) or when the Securities and Exchange Commission deems an emergency exists and permits such suspension or postponement.

	The proceeds of the redemption are made payable to the registered shareholder and mailed to the address of record within five business days.

	If the amount being redeemed exceeds $50,000.00, a written redemption request must be submitted. Signatures must be medallion signature guaranteed. This requirement may be waived under certain circumstances.

	If your account falls below $500.00, you may be asked to increase your balance. If it is still below $500.00 after 60 days, the Company may close your account and send you the proceeds. Shares will not be redeemed if an account is worth less than $500.00 due to a market decline.

Telephone Redemptions (808) 988-8088
	To protect accounts from unauthorized telephone redemptions, procedures have been established to confirm that instructions communicated by telephone are genuine. When a telephone redemption is received, the caller must provide:
	Fund Name
	Account Number
	Name and address exactly as registered on that account
	Social security number or tax identification as registered on that account
	Dollar or share amount to be redeemed

	If these procedures are followed, the Company, the Funds and First Pacific Securities, Inc. will not be responsible for the authenticity of instructions received by telephone or any loss, liability cost or expense.

Written Redemption Requests
	If telephone redemption privileges are not established, a written redemption request should be sent to First Pacific Securities, Inc., 2756 Woodlawn Drive, #6-201, Honolulu, HI 96822. The request must include: registration of account, account number, the dollar or share amount to be redeemed and a signature (signed exactly as the account is registered).

Exchanging Shares
	Shares may be exchanged between either Fund. An exchange is the selling of shares of one Fund to purchase shares of another. Shareholders can automatically participate in the telephone exchange program unless they have indicated otherwise. You can exchange shares by calling (808) 988-8088 or by sending written instructions to First Pacific Securities, Inc., 2756 Woodlawn Drive, #6-201, Honolulu, HI 96822. There is currently no fee for exchanges. Exchanges are treated as a sale and purchase of shares and may have tax consequences.

Frequent Purchases and Redemptions of Fund Shares
	The Board of Directors ("Board") of the Company has determined that market timing or frequent, short-term trading is not in the best interest of a Fund or its shareholders. Short-term trading creates certain transaction costs that are borne by all shareholders and disrupts the orderly management of a Fund's portfolio investments. In order to deter such trading activity, the Board has determined to limit shareholders in each Fund to six exchanges among the Funds or equivalent purchase and redemption transactions, within a one-year period, other than transactions associated with automatic purchases or redemptions or transactions in omnibus accounts. In order to implement this policy, the Funds are directed to monitor trading activity in the Funds and follow the policies and procedures which are available in the Funds' SAI. The Board recognizes that these procedures may differ from the procedures used by various financial intermediaries for similar purposes and it is also recognized that there is no guarantee that the Funds' administrator ("Administrator") will be able to identify individual shareholders who may be making frequent, short-term trades or curtail their trading activity.

                DISTRIBUTIONS, CAPITAL GAINS AND TAX CONSEQUENCES
	Shareholders begin earning dividends on the next business day after a purchase is made. Shareholders continue to receive dividends up to and including the date of redemption. Fund dividends accrue daily and are paid to shareholders on the last business day of each month. Each Fund will automatically credit monthly distributions and any annual capital gain distributions to an investor's account in additional shares of the Fund at net asset value, unless an investor elects otherwise.

	Each Fund contemplates declaring as dividends each year all or substantially all of its taxable income, including its net capital gain (the excess of net long-term capital gain over net short-term capital loss). It is expected that each Fund will predominantly distribute dividends derived from interest earned on exempt securities, and these "exempt interest dividends" will be exempt income for shareholders for federal income tax purposes. However, distributions, if any, derived from the net capital gain of a Fund will generally be taxable to you as long-term capital gain. Dividends, if any, derived from short-term capital gains or taxable interest income will be taxable to you as ordinary income. You will be notified annually of the tax status of distributions to you.

	Fund distributions generally will be taxable to you in the year in which they are paid except that distributions declared in October, November or December and paid in January of the following year are taxed as though they were paid on December 31.


	You should note that if you purchase shares just prior to a distribution, the purchase price will reflect the amount of the upcoming distribution, but you will be taxed on the entire amount of the distribution received, even though, as an economic matter, the distribution simply constitutes a return of capital. This is known as "buying into a dividend."

	You will recognize taxable gain or loss on a sale, exchange or redemption of your shares, including an exchange for shares of another Fund, based on the difference between your cost basis in the shares and the amount you receive for them. (To aid in computing your cost basis, you should retain your account statements for the periods during which you held shares.) Generally, this gain or loss will be long-term or short-term depending on whether your holding period for the shares exceeds 12 months, except that any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Moreover, if you receive an exempt-interest dividend with respect to any share and the share is held by you for six months or less, any loss on the sale or exchange of the share will be disallowed to the extent of such dividend amount. Additionally, any loss realized on a sale, exchange or redemption of shares of a Fund may be disallowed under "wash sale" rules to the extent the shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of a Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

	Interest on indebtedness incurred by a shareholder to purchase or carry shares of a Fund generally will not be deductible for federal income tax purposes.

	You should note that a portion of the exempt-interest dividends paid by a Fund may constitute an item of tax preference for purposes of determining federal alternative minimum tax liability. Exempt-interest dividends will also be considered along with other adjusted gross income in determining whether any Social Security or railroad retirement payments received by you are subject to federal income taxes.

	       The Funds will be required in certain cases to withhold and remit to the United States Treasury a percentage of taxable dividends or gross sale proceeds paid to any shareholder who (i) has failed to provide a correct tax identification number, (ii) is subject to back-up withholding by the Internal Revenue Service for failure to properly include on his or her return payments of taxable interest or dividends, or (iii) has failed to certify to the Funds that he or she is not subject to back-up withholding when required to do so or that he or she is an "exempt recipient." The current backup withholding rate is 28%.

	Shareholders of each Fund that are subject to Hawaii income taxes will not be subject to Hawaii income taxes on each Fund's dividends to the extent that such dividends are derived from (1) interest on tax-exempt obligations of the State of Hawaii or any of its political subdivisions or on obligations of the possessions or territories of the United States (such as Puerto Rico, Virgin Islands or Guam) that are exempt from federal income tax or (2) interest or dividends on obligations of the United States and its possessions or on obligations or securities of any authority, commission or instrumentality of the United States included in federal adjusted gross income but exempt from state income taxes under the laws of the United States. To the extent that Fund distributions are attributable to sources not described in the preceding sentences, such as long or short-term capital gains, such distributions will not be exempt from Hawaii income tax.

	Interest on Hawaiian obligations, tax-exempt obligations of states other than Hawaii and their political subdivisions, and obligations of the United States or its possessions is not exempt from the Hawaii Franchise Tax. This tax generally applies to banks, building and loan associations, industrial loan companies, financial corporations, and small business investment companies.

	Generally, a Fund's distributions to any shareholders who are residents in states other than Hawaii will constitute taxable income for state and local income tax purposes.

	The foregoing is only a summary of certain tax considerations under current law, which may be subject to change in the future. Except where otherwise indicated, the discussion relates to investors who are individual United States citizens or residents. You should consult your tax adviser for further information regarding federal, state, local and/or foreign tax consequences relevant to your specific situation.

                            DISTRIBUTION ARRANGEMENTS
	Each Fund has adopted a distribution plan under Rule 12b-1 which allows the Investor Class of each Fund to pay up to 0.25% per year of its average daily net assets for the sale and distribution of its shares. The Hawaii Municipal Fund Investor Class also pays fees for services provided to shareholders.

	These fees are paid out of each Fund's Investor Class assets on an on-going basis. Over time these fees will increase the cost of an investment in a Fund's Investor Class and may cost more than paying other types of sales charges.

________________________________________________________________________

	The SAI dated February 1, 2007 includes additional information about each Fund and is incorporated by reference into (legally part of) this prospectus. Additional information about the Funds' investments is available in the Annual and Semi-Annual Reports to shareholders. In the Annual Report, you will find a discussion of the market conditions and investment strategies that significantly affected each Fund's performance during its last fiscal year.

	To request the SAI, the Annual and Semi-Annual Report, or other information, or if you have other inquiries, call (808) 988-8088 (collect) or
(800) 354-9654 inter-island or visit the Funds' website at www.leehawaii.com. The Company provides the information at no charge to shareholders.

	Information about the Company (including the SAI) can be reviewed and copied at the Commission's Public Reference Room in Washington, DC. Call the Commission at (202) 942-8090 for information about the operation of the Public Reference Room. Reports and other information about the Company are available on the EDGAR Database on the Commission's Internet site at www.sec.gov and upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the Commission, Washington, DC 20549-0102.

SEC File number:  811-05631